                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person
    Perelman            Marsha             Reines
-------------------------------------------------------
    (Last)              (First)           (Middle)

    502 Times Building
-------------------------------------------------------
                   (Street)

    Ardmore             PA                19003
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year
      March 2000

4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    ___X__ Director                   _____ 10% Owner
    ______ Officer (Give title below) _____ Other (specify below)

    _________________________________


6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X__ Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

                                                   3. Transaction
                                   2. Transaction        Code
                                         Date         -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
Common Stock $6.25 par value       3/15/00            P       V
Common Stock $6.25 par value       3/22/00            A       V


                                   4. Securities Acquired (A)
                                         or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount     (D)     Price
-----------------------------------   ------   -------   --------
Common Stock $6.25 par value          3,500    A         $16.0625
Common Stock $6.25 par value          117      A         (a)


                                                     6. Ownership
                                   5.  Amount of          Form
                                       Securities        Direct
                                      Beneficially       (D) or
                                        owned at        Indirect
1. Title of Security                  End of Month        (I)
-----------------------------------   ------------      ---------
Common Stock $6.25 par value
Common Stock $6.25 par value          11,673            D


                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock $6.25 par value
Common Stock $6.25 par value



Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative           Date
       Security                   Security           (Mo/Day/Yr)
-----------------------------   ------------------   ------------
Non-qualified Stock Options     $16.625              1/4/00


                                                   5.  Number of
                                                      Derivative
                                                      Securities
                             4. Transaction            Acquired
                                   Code                 (A) or
1. Title of Derivative                                 Disposed
       Security                 Code      V             of (D)
-----------------------------   ------  -----        -----------
Non-qualified Stock Options     A         V           200


                             6. Exer-     Expir-  7. Title and
Exercise Price                  cisable   ation      Amount of
1. Title of Derivative          Date      Date       Underlying
   Security                       (Mo/Day/Yr)        Securities
-----------------------------   ------    ------    ------------
Non-qualified Stock Options     1/4/01    1/3/10    Common 200


                                                  9.  Number of
                                                      Derivative
                                                      Securities
                                                     Beneficially
                            8.  Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
---------------------------     ------------------   ------------
Non-qualified Stock Options     0                    10,400


                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
Non-qualified Stock Options     D


Explanation of Responses.

(a) Includes 38 shares at $17.0625, 40 shares at $16.25 and
39 shares at $16.50.

Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


/s/ Marsha Reines Perelman                   April 5, 2000
---------------------------                 ----------------
Signature of Reporting Person                   Date

By: /s/ Nancy M. Snyder
    Nancy M. Snyder
    Corporate Secretary
    Authorized Signer